                                               Exhibit 99.3

First Solar to Team With Ordos City on Major Solar Power Plant
 in China Desert

TEMPE, Arizona, Sept. 8, 2009 – First Solar today announced a memorandum of understanding (MOU) with the Chinese government to build a 2 gigawatt solar power plant in Ordos City, Inner Mongolia, China.

Pursuant to the MOU, signed in the presence of Chairman Wu Bangguo of the Standing Committee of the National People's Congress of China, the solar project in Ordos will be built over a multi-year period.  Phase 1 will be a 30 megawatt demonstration project that will begin construction by June 1, 2010 and be completed as soon thereafter as practicable.  Phases 2, 3 and 4 will be 100 megawatts, 870 megawatts, and 1,000 megawatts.  Phases 2 and 3 will be completed in 2014 and Phase 4 will be completed by 2019.

“This major commitment to solar power is a direct result of the progressive energy policies being adopted in China to create a sustainable, long-term market for solar and a low carbon future for China,” First Solar CEO Mike Ahearn said at the signing ceremony.  “We’re proud to be announcing this precedent-setting project today.  It represents an encouraging step forward toward the mass-scale deployment of solar power worldwide to help mitigate climate change concerns.”

The project will operate under a feed-in-tariff which will guarantee the pricing of electricity produced by the power plant over a long-term period.

“The Chinese feed-in tariff will be critical to this project,” Ahearn said. “This type of forward-looking government policy is necessary to create a strong solar market and facilitate the construction of a project of this size, which in turn continues to drive the cost of solar electricity closer to ‘grid parity’ – where it is competitive with traditional energy sources.”

The MOU contemplates that during the implementation of the initial phases of the project First Solar will actively review the possibility of module and supplier manufacturing sites in Ordos, and other considerations required to support a First Solar investment. First Solar also intends to facilitate expansion of the supply chains in China for thin film photovoltaic module production and for the recycling of photovoltaic modules after use.

 “We are very pleased to be partnering with one of the solar industry’s global technology leaders in a project of such significance to Ordos’s low carbon future,” said Cao Zhichen, vice mayor of Ordos Municipal Government.  “Discussions with First Solar about building a factory in China demonstrate to investors in China that they can confidently invest in the most advanced technologies available.”

The MOU sets forth the agreement in principle of the parties concerning the project and related activities.  Final agreement between the parties is subject to the negotiation and execution of definitive agreements among the parties.

About First Solar
First Solar, Inc. (Nasdaq: FSLR) is changing the way the world is powered by creating truly sustainable solar energy solutions. First Solar manufactures solar modules with an advanced semiconductor technology and provides comprehensive PV system solutions. By constantly decreasing manufacturing costs, First Solar is creating an affordable and environmentally responsible alternative to fossil-fuel generation. First Solar modules are most effective when demand for traditional forms of energy is at its peak. First Solar set the benchmark for environmentally responsible product life cycle management by introducing the industry's first prefunded, comprehensive collection and recycling program for solar modules. From raw material sourcing through end-of-life collection and recycling, First Solar is focused on creating cost-effective renewable energy solutions that protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com, or www.firstsolar.com/media to download photos.

For First Solar Investors
This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company's business involving the company's products, their development and distribution, economic and competitive factors and the company's key strategic relationships and other risks detailed in the company's filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

           First Solar has filed a Current Report on Form 8-K with the Securities and Exchange Commission, dated September 8, 2009, which contains additional information regarding the Memorandum of Understanding referenced in this news release.

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media@firstsolar.com                                    media@firstsolar.com

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